Electronic Articles of Organization

For

Florida Limited Liability Company

Article I

The name of the Limited Liability Company is:

NUTRAFUELS, LLC.

Article II

The mailing address of the Limited Liability Company is:

6839 Town Harbour Blvd

Unit 1611

Boca Raton, FL 33433

Article III

The purpose for which this Limited Liability Company s organized is:

ANY AND ALL LAWFULL BUSINESS.

Article IV

The name and Florida street address of the registered agent is:

CORPORATION SERVICE COMPANY

1201 Hays Street

Tallahassee, FL 32301

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity.  I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept obligations of my position as registered agent.

Registered Agent Signature:  ADAM COOPER

Article V

The name and address of the managing members/managers are:

Title: MGRM

NOCTURNNUS VITA, L.L.C.

6839 TOWN HARBOUR BLVD UNIT 1611

BOCA RATON, FL 33433

Signature of member or an authorized representative of a member

Signature: EDGAR J WARD